JOINT VENTURE/AMI AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into this _______ day of July, 2006 (the "Effective Date") by and between Epicenter Oil & Gas, LLC, an Illinois limited liability company with offices at _____________________________ (hereinafter referred to as "Epicenter"),
A
   N
      D
Indigo-Energy, Inc., a Nevada corporation, with offices at __________________________________ (hereinafter referred to as "Indigo").
Epicenter and Indigo will sometimes hereafter be referred to individually as a Party and collectively as the Parties.
WITNESSETH:
WHEREAS, the Parties are desirous of forming a joint venture (the "Joint Venture") for the purpose of exploring and developing oil and/or natural gas from oil and gas horizons below the base of the New Albany Shale in __________________________________ Counties, Illinois; and
WHEREAS, the Parties have identified approximately ________ gross oil and gas leasehold acres, described on Exhibit "A--1" hereto and depicted on the map attached as Exhibit "B-1" hereto, as containing oil and gas horizons below the base of the New Albany Shale geologic formations that are to be dedicated to the Joint Venture, which, together with other oil and gas leasehold acreage that may be hereafter jointly or severally acquired by the Parties hereto during the term of the Joint Venture within _______________________________________ Counties, Illinois, shall collectively comprise the "Contract Area", as that term may be used from time to time in this Agreement and in a Joint Operating Agreement between the Parties hereafter, a copy of which is attached as Exhibit "C" hereto (the "Operating Agreement"). Further the Parties agree to establish an Area of Mutual Interest ("AMI") encompassing _____________________________________________________ Counties, Illinois and depicted on the map attached as Exhibit "B-2".

NOW THEREFORE, for and in consideration of the premises and the mutual benefits and obligations described and contemplated herein, the Parties agree as follows:
ARTICLE I
Consideration
1.1 Payment. At the time of the execution of this Agreement between the Parties, Indigo will pay Epicenter $_________________, such payment is consideration for expenses incurred by Epicenter, its 3rd party vendors and others in researching, bidding for and purchasing leases in the Contract area. In addition Indigo shall be responsible for 100% of all costs incurred in the leasehold acquisition phase of the Joint Venture, whether currently incurred or within the three (3) year term of this Agreement.
1.2 Application of Payments. The fees paid by Indigo to Epicenter pursuant to Paragraph 1.1 herein, shall collectively constitute the consideration to be paid by Indigo to Epicenter in exchange for Indigo's acquisition of a one-half (1/2) interest in the Joint Venture created pursuant to this Joint Venture Agreement and a corresponding one-half (1/2) interest in the assets of the Joint Venture. The assets of the Joint Venture are defined as one hundred (100%) percent of the oil and gas leasehold acres as described on Exhibit "A-1" hereto as well as leasehold acres acquired pursuant to this Joint Venture Agreement.

ARTICLE II
Area of Mutual Interest
2.1 Creation of the AMI. Pursuant to this Joint Venture Agreement the Parties hereby create an Area of Mutual Interest, which shall include all oil and gas interests below the base of the New Albany Shale geologic formations within ______________________ Counties, Illinois. The oil and gas leasehold acres described on Exhibit "A" hereto and depicted on the map attached as Exhibit "B-1", together with other oil and gas leasehold acreage that may be hereafter jointly or severally acquired by the Parties hereto during the term of the Joint Venture within ______________________ Counties, Illinois, shall collectively comprise the "Contract Area", as that term may be used from time to time in this Agreement and in the Operating Agreement. In all respects, during the term of the Joint Venture, the Parties hereto shall own an equal fifty (50%) percent interest in the Area of Mutual Interest and each shall be entitled to participate in any oil and gas leasehold, mineral, royalty, overriding royalty and related interests heretofore or hereafter acquired by the Parties during the term of the Joint Venture within the AMI on an equal fifty (50%) percent basis.

2.2 After Acquired Interests. During the term of this Joint Venture Agreement, should either Party hereto (the "Acquiring Party") acquire any oil and gas leases or any interests therein, any unleased mineral interest or any farmouts or other contracts with respect thereto which affect lands and minerals lying within the AMI (the "Interests"), the Acquiring Party shall promptly advise the other Party (the "Offeree") of such acquisition. Each Offeree shall have the right to acquire its proportionate interest in such Interest in accordance with the other provisions of this AMI. Promptly upon acquiring such Interest, the Acquiring Party shall, in writing, advise the Offeree of such acquisition. The notice shall include a copy of all instruments of acquisition including, by way of example but not of limitation, copies of the leases, plats or maps of the leased lands, and any assignments, subleases, farmouts or other contracts affecting the Interests. The Acquiring Party shall also include an itemized statement of the actual costs and expenses incurred by the Acquiring Party in acquiring such Interest, excluding the costs and expenses of its own personnel (the "Acquisition Costs"), provided however, should the Acquiring Party utilize its personnel to perform field lease broker/contract land services beyond the normal administrative services performed by staff land personnel, their costs and expenses directly attributable to the acquisition of a Interest may be included in the Acquisition Costs, provided that such costs and expenses are commensurate with the normal, customary and prevailing rate for like services performed by contract land service providers. The Offeree shall have a period of thirty (30) days after receipt of such notice within which to furnish the Acquiring Party written notice of its election to acquire its proportionate interest in the offered Interest. If, however, a well in search of oil or gas from the horizons below the base of the New Albany Shale geologic formations, is being drilled by a third-party within one mile of the acquired interest, either within the AMI, or at a location within one (1) mile of the AMI or the receipt of seismic data is imminent, of which the result could be expected to materially affect the value of the offered Interest, the Offeree shall have a period of forty-eight (48) hours after receipt of the notice within which to elect to acquire its proportionate Interest in the Interest so offered. It is provided, however, that the forty-eight (48) hour election period shall not apply unless the Acquiring Party shall give the written notice to the Offeree within forty-eight (48) hours after the date on which the Acquiring Party acquired the Interest so offered. In addition thereto, the Acquiring Party shall also:

(i) furnish the Offeree with the approximate location of the well then being drilled and the name of the Operator or drilling contractor drilling the well, and/or

(ii) advise the Offeree of the specific seismic data which when received may confirm or condemn the offered Interest, and/or

(iii) specifically advise the Offeree that the Offeree shall have a period of forty-eight (48) hours within which to elect an interest in the offered Interest.

The above information shall be in addition to the information and copies of instruments provided for above in connection with usual notices of acquisition of an Interest. If the Acquiring Party shall not have received actual written notice of the election of the Offeree to acquire its proportionate interest within the thirty (30) day or forty-eight (48) hour period, as the case may be, such failure shall constitute an election by Offeree not to acquire its interest in the Interest. Upon the Offeree's election to acquire its proportionate interest in the Interest, the Acquiring Party shall invoice the Offeree for its proportionate part of the Acquisition Costs. The Offeree shall immediately reimburse the Acquiring Party for its share of the Acquisition Costs, as reflected by the invoice. Upon receipt of such reimbursement the Acquiring Party shall execute and deliver an appropriate assignment to the Offeree. If the Acquiring Party does not receive the amount due from the Offeree within thirty (30) days after the receipt by the Offeree of the invoice for its costs, the Offeree shall have no further right to acquire an interest in the offered Interest, and the Acquiring Party shall be free to develop the offered Interest without any right of participation by the Offeree and such Interest shall not become a part of the Contract Area.

2.3 Assignments of Interests. Any assignment made by the Acquiring Party shall be made without warranty of title, either express or implied, even with regard to the return of the purchase price; however, with full substitution and subrogation of Offeree in and to all representations and warranties of every kind and character theretofore given or made to the Acquiring Party and Acquiring Party's predecessors in title by others with respect to the Interest assigned, and shall be free and clear of any reservations, burdens, liens or encumbrances whatsoever by, through or under the Acquiring Party. The assignment shall be made and accepted subject to, and Offeree shall expressly assume its portion of, all of the obligations of the Acquiring Party. The delivery and recordation of such assignment shall conform to the terms and provisions of any third-party agreements that may limit, restrict or prohibit such assignment.
2.4 Partial Interests Outside the AMI. If the Interest covers lands both within and without the AMI, the Acquiring Party will offer the entire Interest to the Offeree. If the entirety of the premises covered the Interest is accepted by Offeree, the lands lying outside the AMI shall become a part of the AMI provided for in this Agreement, as well as the Contract Area under the Operating Agreement, but the AMI shall not thereby be enlarged.
2.5 Rejection of Interests. Any interest not subscribed for will be retained by the Acquiring Party. Additionally, such Interest shall no longer be subject to this Agreement. Provided however, that if such Interest or a portion thereof is included in a well spacing and drilling unit created pursuant to any regulation and/or rule of the Oil and Gas Conservation Commission of the Department of Environmental Protection of the Commonwealth of Illinois under the Oil and Gas Conservation Law, then and in such event Exhibit "A" to the Operating Agreement shall be revised to reflect the proportionate ownership of the Parties on an acreage basis within such unit.
2.6 Term of the AMI. The AMI created hereunder shall remain in effect for a period of three (3) years from the date hereof unless sooner terminated or extended by mutual written consent of the Parties. Immediately following the expiration of the term of the Joint Venture, the Parties shall designate in writing the oil and gas leasehold, mineral, royalty, overriding royalty and related Interests that comprise the Contract Area, including any and all Interests that either Party, has acquired (as an Acquiring Party pursuant to Paragraph 2.2 herein). In the event that the term of the AMI is not extended, the oil and gas leasehold, mineral, royalty, overriding royalty and related Interests that comprise the Contract Area, together with any other Interests that either Party has acquired from the other Party pursuant to Paragraph 2.2 herein, shall constitute the Contract Area at the expiration of the AMI, and shall be held by the Parties pursuant to Paragraph 2.7 herein.

2.7 Development of the Contract Area.
The Operating Agreement shall govern the drilling of all wells within the Contract Area.
2.8. Additional Contract Areas. The Parties hereto may, upon mutual agreement in writing, establish one or more additional contract areas (the "Additional Contract Areas") within or without the Commonwealth of Illinois, and, as determined by the parties hereto in writing, developed by the Parties pursuant to this Joint Venture Agreement or pursuant to one or more separate joint ventures to be established by the Parties hereto by written agreement. Each additional contract area shall be developed pursuant to separate joint operating agreements to be prepared following the creation of each Additional Contract Area.
ARTICLE III
Working Interest Ownership
3.1 Data. The Parties hereto acknowledge that Epicenter has heretofore made available to Indigo upon execution of the Letter of Intent, copies of all lease agreements, farmouts, assignments, title opinion reports, geological, seismic and engineering reports, title abstracts and supporting invoices for all related expenses regarding all applicable wells for which permits have been issued and for which permits have been applied and all other leasehold interests subject to this Agreement.
3.2 Initial Assignments. Upon execution of this Joint Venture Agreement and the Operating Agreement, Epicenter shall assign, without warranty of title, to assign to Indigo an undivided fifty (50%) percent interest to the oil and gas below the base of the New Albany Shale geologic formations in all leases owned by Epicenter within the AMI. Likewise, Indigo shall assign to Epicenter, without warranty of title, an undivided fifty (50%) interest to the oil and gas below the base of the New Albany Shale geologic formations in all leases owned by Indigo within the AMI. The leasehold estates shall comprise an eighty-one and twenty-five one-hundredths (81.25%) percent net revenue interest to the oil and gas therein. The Parties shall not further burden the leaseholds. For leases which have a net revenue interest of less than this percentage, the Parties may accept or decline to develop such lease pursuant to the Operating Agreement. If a Party declines, in writing, the owner of the lessee's leasehold estate under said lease shall be free to develop said lease separate and apart from the transactions contemplated by the Operating Agreement.

3.3 Assignments of Epicenter's Interests. Epicenter may assign its Interests in this Joint Venture and/or the Operating Agreement with the consent of Indigo. Such consent will not unreasonably be withheld. Epicenter expressly reserves the right to assign any of its working interests to any of its investors in any well contemplated under this Agreement so long as it is in the ordinary course of Epicenter’s business. As a condition of their consent to the assignment of this Agreement and/or Operating Agreement, the proposed assignee of Epicenter shall be required to execute and deliver to Indigo, in a form and content acceptable to Indigo, a confidentiality agreement regarding the proposed well sites, leasehold estates and/or geological, seismic, title and/or other information regarding the oil and gas development project which is the subject of this Agreement and the Operating Agreement.
3.4 Third Party Recordable Assignments. Following the drilling and completion of any oil and gas well to be drilled pursuant to this Joint Venture Agreement and the Operating Agreement, Epicenter shall execute, deliver and record written assignments to any third party who subsequently acquires an Interest as provided in Paragraph 3.3 herein, and in accordance with Paragraph 5.3 herein, reflecting the working interest of each working interest owner in any such well.
ARTICLE IV
Geologic and Geophysical Services
and Seismic Data Acquisition
4.1 Geologic and Geophysical Services. At Operator's request Indigo shall through its employees, consultants and contractors provide and direct all geologic and geophysical services for the drilling of the wells contemplated in Article VI of this Joint Venture Agreement. Those services shall be billed to the joint account through Epicenter on an actual cost basis.
4.2 Ownership of Geologic and Geophysical Information. Epicenter and Indigo shall each own an undivided fifty (50%) percent in all geologic and geophysical information and data, including without limitation all seismic information, within the Contract Area(s) and AMI.

4.3 After Acquired Seismic Information. The acquisition of any new seismic data shall require the mutual agreement of Epicenter and Indigo. The costs of all new seismic data shall be borne equally between Epicenter and Indigo. The sale of any or all such proprietary seismic information shall further require the mutual consent of Epicenter and Indigo.
4.4 Jointly Acquired Seismic Information. All future seismic licensed by the Parties from third parties will be owned by Indigo but will be made available to the Parties at any time they request it in compliance with the applicable license agreement; however, should the Parties elect to acquire the data through a joint license agreement both Parties shall obtain their own license to the jointly owned data.
ARTICLE V
Operating Agreement
5.1 The Operating Agreement. The Parties hereto shall execute the Operating Agreement attached as Exhibit "C" contemporaneously with the execution of this Joint Venture Agreement. Article VI of the Operating Agreement is intended by the Parties to contain their full and complete understanding with respect to the development of the Contract Area and with respect to all oil and gas wells to be drilled by the Parties within the Contract Area. The Parties further agree to enter into separate Operating Agreements in the same form as Exhibit "C" for any Additional Contract Areas developed by the Parties.
5.2 Operator. For all wells drilled pursuant to the Operating Agreement, Epicenter shall be the operator of record, and pursuant thereto, shall obtain all necessary drilling and operating permits and bonds for any well to be drilled by the Parties hereto, and shall oversee and be responsible for all aspects of the drilling and completion of said wells. All costs to be charged to the working interest owners for the drilling and operating of wells drilled pursuant to the Operating Agreement shall be determined in accordance with the Accounting Procedure attached to the Operating Agreement as Exhibit "C". In the event that Epicenter should resign as Operator, Indigo shall have the first-right-of-refusal to become Operator.

5.3 Third-party Nonoperators. The Operating Agreement shall be a master operating agreement covering all of the wells to be drilled within the Contract Area and shall provide for the respective duties and responsibilities of the operator and the working interest owners for each well to be drilled pursuant to the Operating Agreement. Should there be any working interest owners other than Epicenter and Indigo for any particular well, the Operating Agreement may provide for the execution and delivery by Epicenter and all of the working interest owners of a separate operating agreement having substantially the same terms and provisions as the Operating Agreement attached as Exhibit "C", but governing only one particular well or one particular group of wells.
5.4 Third-party Confidentiality. As provided in the Operating Agreement, no prospective working interest owner/investor will receive any information regarding any proposed well site or sites, the leasehold estates to be utilized therefore, and/or any geological, seismic, title and/or other information regarding such well site(s), until such prospective working interest owner/investor has executed a confidentiality agreement in form and content acceptable to Indigo and Epicenter.
5.5 Separate Interests. Epicenter and Indigo and any other working interest owner shall own its working interest in each well pursuant to the Operating Agreement separate from the other working interest owners and shall have the right to encumber such owner's working interest in the well(s) only. None of the working interest owners shall have the right to encumber the interests of the other working interest owners in any well. Should any lien or encumbrance or charging order be filed upon the working interest of the party hereto, the working interest owners, or any one of them, shall have the option, but not the obligation, to pay or discharge said lien and encumbrance or the judgment which forms the basis for said charging order, and, thereafter, be subrogated to the position of the lien creditor/judgment creditor of the debtor working interest owner.
ARTICLE VI
Development of the AMI
6.1 Ownership of Wells. The ownership of all oil and gas wells to be drilled pursuant to this Joint Venture Agreement, and the working interest of the Parties therein, shall be determined in accordance with Exhibit "A" to the Operating Agreement between the Parties hereto.

6.2 Initial Exploratory Well. The Parties agree that the initial test well ("Initial Well") shall be commenced or caused to be commenced within twelve (12) months of the date of this Agreement, but in no event, later than August 1, 2007 at a mutually agreeable location. Epicenter shall be Operator of this Initial Well. If the Initial Well is not drilled within the time period allowed, this Agreement shall terminate unless extended by the mutual agreement of Epicenter and Indigo.
6.3 Subsequent Wells. All subsequent wells proposed by the Parties shall be proposed and drilled in accordance with Section B of Article VI of the Operating Agreement.
ARTICLE VII
Confidentiality
7.1 Confidentiality Agreement. All information regarding any prospects or leads within the AMI, including, without limitation, any geologic and geophysical data, shall be held by each of the Parties (a) in accordance with the terms of all validly existing third-party license or other agreements, and (b) on a confidential basis as and shall remain confidential for three (3) years from the date hereof; provided that nothing herein shall prevent either Party from disclosing any such information in its possession (i) to any institutional entity or its affiliates that lends or proposes to lend funds to either Party hereto, providing that the institutional entity or its affiliate excluding banking institutions, executes a confidentiality agreement as provided in Paragraph 7.2 herein, (ii) upon the order of any court or administrative agency, (iii) upon the demand of any regulatory agency, stock exchange or authority having jurisdiction over such Party, (iv) that is or may hereafter enter the public domain without breach of this Agreement, (v) in connection with the exercise of any right or remedy hereunder, (vi) to any independent geologic, geophysical or reservoir consultants working under contract to such Party hereto, or (vii) that is furnished for evaluation purposes to bona fide prospective purchasers, participants, farmoutees or consultants; provided that any persons furnished information pursuant to (i), (vi) or (vii) of this Article VII agrees in writing not to communicate such information to, any other party or to use it for such persons' own benefit in a manner adverse to the other Party during the period that the Parties are required to keep such information confidential. Notwithstanding anything to the contrary contained in this Agreement, it is recognized and agreed that either Party may retain mental recollections or other impressions as a result of having reviewed the information regarding any prospects or leads in the area of the AMI.

7.2 Third-party Confidentiality. Any party who acquires an Interest in the Contract Area as per Paragraph 3.3 of this Agreement shall sign a Confidentiality Agreement similar to the attached Confidentiality Agreement attached hereto as Exhibit "D".
ARTICLE VIII
Dispute Resolution
8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Illinois, in every respect, without reference to choice of law principles.
8.2 Injunctive Relief. The Parties hereto agree that the federal district court and/or any state court having venue over the geographical area comprising the Contract Area of the Joint Venture shall have exclusive jurisdiction over any proceeding for injunctive relief that either Party may seek with respect to any matter relating to the Joint Venture or to their rights and obligations under this Joint Venture Agreement or the Operating.
8.3 Arbitration. All other disputes between the Parties hereto, shall be submitted to arbitration before the American Arbitration Association subject to its rules then prevailing for commercial arbitration, before three (3) arbitrators, one (1) of whom shall be appointed by each Party, and the two (2) arbitrators thus appointed shall chose the third (3rd) arbitrator. In the event that the two (2) arbitrators selected by the Parties are unable to agree on the appointment of the third (3rd) arbitrator, the remaining arbitrator shall be appointed by the American Arbitration Association upon written request of either Party hereto. The location of the arbitration proceedings shall be established by the arbitrators.

ARTICLE IX
Miscellaneous
9.1 Integration. This Joint Venture Agreement embodies the entire agreement between the Parties, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by an authorized agent of each Party and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof. In the event of any conflict between any terms of the Joint Venture Agreement or the Operating Agreement attached as Exhibit "C" hereto, the terms of the Joint Venture Agreement shall control.
9.2 Notices. All notices or demands to be given under this Agreement shall be in writing and shall be deemed to have been given (i) three (3) business days after being sent by registered mail or certified mail, postage prepaid, or (ii) on the day sent, if hand-delivered or sent by facsimile (telecopy), in each case addressed as follows or to such other address as may have been furnished in writing, to the other Party herein in accordance with Paragraph 9.2:
If to Epicenter:	If to Indigo:
Epicenter Oil & Gas, LLC	Indigo-Energy, Inc.

9.3 Paragraph Headings. The headings of the Articles in this Agreement are for convenience and reference only and do not form a part hereof or modify, interpret or construe the understanding of the Parties hereto.
9.4 Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective heirs, legal representatives, successors and assigns and shall be covenants running with the land and leasehold covering same.
9.6 Severability. Any provision of this Joint Venture Agreement which is invalid, illegal or unenforceable in any respect in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without in any way affecting the validity, legality or enforceability of the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.7 Waivers. The failure of either Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Joint Venture Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.
9.8
Cumulative Rights and Remedies. The rights and remedies provided by this Joint Venture Agreement are cumulative and the use of any one right or remedy by either Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights such Party may have by law, statute, ordinance or otherwise.

9.9	Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a fully executed original.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Joint Venture Agreement the day and year above set forth.
EPICENTER OIL & GAS, LLC

by:
Robert Turnage

INDIGO RESOURCES, INC.

by: